Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWTEK CLOSES COMMITMENT WITH GE COMMERCIAL FINANCE

$75 Million 3-Year Revolver

New York, NY – September 6, 2005 – Newtek Business Services, Inc. (NASDAQ: NKBS) (www.newtekbusinessservices.com), a direct distributor to the small to medium-sized business market, today announced that its subsidiary small business lender, Newtek Small Business Finance, Inc. (“NSBF”), has closed a $75 million dollar senior revolving loan transaction with GE Commercial Finance. This new facility will be primarily utilized to originate and warehouse the unguaranteed portions of loans under the SBA 7(a) loan program and for other working capital purposes. GE Commercial Finance underwrote the entire $75 million facility and intends to participate out smaller amounts of the loan to CIT Group and Signature Bank. The facility is for 3 years and refinances the previous facility with a Deutsche Bank affiliate.

Barry Sloane, Chairman and CEO of Newtek Business Services stated: “We are pleased to report this new opportunity for NSBF. The flexibility of the new facility is clearly a benefit to our company over our existing financing arrangement. This facility will finally give the lender the running room to originate loans freely knowing that it has a term facility to warehouse and finance its growth. Without this long term capital available, the lending business was always limiting its origination potential. Now the restraints can be removed to allow NSBF to grow and build its brand among small to medium sized businesses throughout the United States.”

About Newtek Business Services, Inc. & Newtek Small Business Finance, Inc.

Newtek Business Services, Inc. is a direct distributor of business and financial products to the small to medium-sized business market. According to the US Small Business Administration, there are now over 23 million small businesses in the United States which in total represent 99.7% of all employers, which generate 60 – 80% of all new jobs annually and which generate more than 50% of non-farm GDP. Since 1999 Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek and its affiliated companies focus on providing their current approximately 54,000 customers with access to financial, management and technological resources that enable them to grow and better compete in today’s marketplace. Newtek Small Business Finance is one of 14 non-bank lenders with a nation-wide license to originate SBA loans as a SBA-preferred lender. It has been in operation since January 2003 when Newtek assisted in the purchase and reorganization of the company previously known as Commercial Capital Corporation. NSBF originated in excess of $52 million in loans during 2004 and reported a pre-tax profit of $2.6 million for the year.

Newtek’s products and services include:

•	Newtek Small Business Finance: U.S. government-guaranteed small business lending services;

•	Newtek Merchant Solutions: electronic merchant payment processing solutions;

•	Newtek Insurance Agency: commercial and personal insurance;

•	CrystalTech Web Hosting: domain registration, hosting and data storage;

•	Newtek Financial Information Systems: outsourced digital bookkeeping; and

•	Newtek Tax Services: tax filing, preparation and advisory services for small businesses.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward- looking statements. In order to comply with the terms of the safe harbor, Newtek Business Services, Inc. notes that a variety of factors could cause its actual results to differ materially from the anticipated results expressed in the Company’s forward looking statements such as intensified competition and/or operating problems and their impact on revenues and profit margins or additional factors as described in Newtek Business Services’ 2004 annual report on Form 10-K.

Contacts:

Newtek Business Services

Barry Sloane

Chairman of the Board & CEO

212-356-9500

bsloane@newtekbusinessservices.com